Exhibit 99.1

MuniMae Reports Fourth Quarter and Year-End Financial Results

9% Increase in Cash Available for Distribution Per Common Share

MuniMae (the “Company”) (NYSE: MMA) today announced financial results for its fourth quarter and year ended December 31, 2004.

“By capitalizing on the synergies between our tax credit business and our tax-exempt and taxable lending businesses, we successfully structured over $2.5 billion in multifamily and other real estate investments, which is a 68% increase over 2003 production,” commented Michael Falcone, Chief Executive Officer of MuniMae. He added, “As a result, our Cash Available for Distribution (“CAD”) per common share grew 9% over 2003, representing our 8th consecutive year of CAD per share growth.”

GAAP Results of Operations

As previously reported, the Company adopted FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities” effective March 31, 2004, which required us to consolidate certain tax credit equity funds in which we have a 1% or less general partnership interest. As a result of consolidating these funds, syndication and certain other fees earned on these funds have been eliminated. These changes, coupled with financing accounting required for guaranteed tax credit equity funds, make the year over year comparisons difficult. Accordingly, we have presented adjusted amounts in an effort to improve comparability as between 2004 and 2003. These amounts are not in accordance with generally accepted accounting principles. It should be noted that, due to other significant changes in the Company’s business and other new accounting principles, even these adjusted figures are not fully comparable.

For the three and twelve months ended December 31, 2004, MuniMae earned net income of approximately $5.6 million and $27.0 million, respectively, down from $9.3 million and $72.5 million for the three and twelve months ended December 31, 2003, respectively. Adjusted to exclude the impact of certain consolidated tax credit equity funds and the financing method of accounting related to guaranteed tax credit equity funds, MuniMae earned net income of $21.8 million and $61.1 million for the three and twelve months ended December 31, 2004, respectively, representing an increase of approximately 55% over similarly adjusted GAAP net income for the three months ended December 31, 2003 and a decrease of 17% for the twelve months ended December 31, 2003.

On a diluted per share basis, net income was $0.16 and $0.78 for the three and twelve months ended December 31, 2004, respectively, down from $0.28 and $2.44 for the three months and twelve months ended December 31, 2003, respectively. Adjusted to exclude the impact of certain consolidated tax credit equity funds and the financing method of accounting related to guaranteed tax credit equity funds, diluted net income per common share was $0.62 and $1.76 for the three months and twelve months ended December 21, 2004, respectively, which represents an increase of 44% from the similarly adjusted $0.43 per share for the three months ended December 31, 2003 and a 29% decrease from the $2.47 per share for the twelve months ended December 31, 2003.

MuniMae’s net income results reflect gains of $11.1 million and $25.7 million from property dispositions accounted for as discontinued operations in 2004 and 2003, respectively. Adjusted to exclude the impact of these property dispositions, the consolidation of certain tax credit equity funds and the financing method of accounting related to guaranteed tax credit equity funds, net income was $21.6 million and $50.0 million for the three and twelve months ended December 31, 2004, respectively, which represents increases of approximately 53% and 5% as compared to adjusted net income of approximately $14.1 million and $47.9 million for the three months and twelve months ended December 31, 2003, respectively. These gains were derived from dispositions of underperforming assets that MuniMae was able to sell at attractive valuations due to favorable real estate market conditions. The proceeds from the sales allowed us to recapture all our invested capital, recoup back interest payments, realize gains on both properties, and improve the credit quality of our portfolio.

CAD Results of Operations

For the three and twelve months ended December 31, 2004, MuniMae’s CAD, a performance measure, was $22.2 million and $81.7 million, respectively. MuniMae’s 2004 CAD results represent increases of approximately 17% and 28%, as compared with $19.0 million and $63.8 million for the three and twelve months ended December 31, 2003, respectively. On a per share basis, CAD was $0.63 and $2.33 for the three and twelve months ended December 31, 2004, respectively, representing increases of approximately 9% as compared to $0.58 and $2.13 for the three and twelve months ended December 31, 2003, respectively.

MuniMae’s fourth quarter distribution to common shareholders of $0.4725 annualized to $1.89 per share, a 4.4% increase over the annualized dividend for the fourth quarter of 2003. Based on the March 15, 2005 closing share price of $24.55, MuniMae common shares have an annualized yield to shareholders of 7.7%. Based on the assumption that the company’s net income is 75% to 80% exempt from Federal income tax, absent the impact of capital gains (which impact shareholders differently depending on when they purchased their shares), the taxable-equivalent yield would be 10.8% to 11.1%1.

Based upon the dividends paid in 2004, MuniMae has a CAD payout ratio of 80%, down from 86% in 2003. Driving down this ratio provides additional security for distributions to common shareholders and allows the Company to finance more of its growth through internally generated funds.

The following is a summary of the Company’s achievements in its core business segments.

Investing Segment

During the three months ended December 31, 2004, MuniMae acquired tax-exempt bonds and entered into forward funding commitments for financings totaling approximately $145.4 million in par value, which is a 5% increase as compared to $138.1 million for the three months ended December 31, 2003.

For the twelve months ended December 31, 2004, MuniMae acquired tax-exempt bonds and entered into forward funding commitments for financings totaling approximately $401.6 million, which represents a 60% increase as compared to $250.4 million for the twelve months ended December 31, 2003.

Of the 2004 total, $321.1 million of the financings were tax-exempt bonds secured by affordable multifamily housing properties. The remaining $80.5 million were investments in Community Development District Bonds (“CDD”) secured by assessments pledged by local governments for community infrastructure projects.

Tax Credit Equity Segment

MuniMae’s Tax Credit Equity segment ended 2004 on a very strong note. During the three months ended December 31, 2004, the Company raised tax credit equity of approximately $487.9 million bringing the Company’s total tax credit equity raised during 2004 to approximately $1.1 billion. In addition to representing an increase of 99% over 2003, this accomplishment distinguished MuniMae as one of only two companies to surpass the $1 billion mark in tax credit equity raised during a calendar year. MuniMae had approximately $6 billion in tax credit equity assets under management as of December 31, 2004.

[1]	For a shareholder a) in the 35% tax bracket, b) not subject to AMT and c) able to utilize all deductions passed through the Company to the shareholder. For 2004, the over-all tax-exempt percentage was approximately 81% absent the impact of capital gains, and 75% taking account of capital gains. Tax information for 2004 on Form K-1 was mailed to shareholders March 3, 2005 and is also available on our website.

In addition, during the fourth quarter, the Company made equity investments in tax credit properties totaling $303.2 million. These equity investments brought the Company’s total twelve-month investment activity to $846.3 million, which is an increase of approximately 86% as compared to 2003 and, we believe, a record breaking amount for the industry for a single year.

Other accomplishments of the Tax Credit Equity segment in 2004 included the establishment of a guaranteed tax credit equity program with Merrill Lynch, through which the Company raised $165 million in investor equity, and the development and implementation of a joint program to improve our marketing of tax credit equity and bond financing to developers.

Real Estate Finance Segment

MuniMae’s Real Estate Finance segment production was approximately $348.1 million during the three months ended December 31, 2004, bringing the segment’s total production for the twelve months ended December 31, 2004, to approximately $1.0 billion. This represents a 45% increase over the 2003 production volume and brought the segment’s total assets under management to approximately $2.1 billion as of December 31, 2004.

Capital Markets Update

The Company continued to lower its cost of capital in 2004 through a balanced approach, raising a combination of common equity, preferred equity and trust preferred securities to meet the growing needs of its business.

In the fourth quarter of 2004, the Company obtained an A2 Issuer Rating from Moody’s for one of its subsidiaries that owns the majority of its tax-exempt bond investments. This permitted the sale of $73 million of rated perpetual preferred shares with a weighted average distribution rate of 5.17%, opening up a new capital base that was otherwise restricted from buying unrated paper.

The Company also raised $84 million of subordinate debentures in 2004, or trust preferred securities, providing long-term fixed rate financing for its operating businesses generating taxable income.

On March 15, 2005, the Company sold an additional $50 million of trust preferred securities through a new and exciting structure. The trust preferred securities were pooled along with a number of other issuers and sold into a collateralized debt obligation (CDO) structure to qualified institutional investors. MuniMae’s CEO, Michael L. Falcone, commented, “We are very pleased with the execution of this offering of trust preferred securities. The dividend rate is nearly 150 basis points lower than our last trust preferred offering seven months ago. As part of our overall strategy, we are actively seeking new and innovative financing vehicles, like this, to lower our cost of capital and diversify our capital base.” He added, “financing the growth of our fee-based businesses through the issuance of trust preferred securities paying distributions which are tax-deductible to our C-corp subsidiary allows us to preserve more of our tax-exempt income for our common shareholders.”

Management Conference Call

Management will host a conference call at 9:00 a.m. ET on March 18, 2005 to review the Company’s fourth quarter and fiscal year results for 2004. All interested parties are welcome to attend the live webcast, which can be accessed through the “Shareholder” section of our web site at www.munimae.com. You can also join the conference call by dialing 877-464-5945 (no passcode required).

Supplemental Financial Information

For more detailed financial information, please access the Supplemental Financial Package, which is currently available in the “Shareholders” section of our website at www.munimae.com.

Summary Financial Data

	Three Months Ended		Year Ended
Selected GAAP Income Statement Data	December 31,		December 31,
(in thousands)	2004	2003	2004	2003
INCOME:
Interest income	$33,804	$28,516	$134,399	$111,005
Fee income	22,380	29,894	66,048	60,480
Net rental income	6,943	—	17,959	—

Total Income	63,127	58,410	218,406	171,485

Expenses:
Interest expense	20,207	12,333	69,884	44,528
Interest expense on debentures and preferred shares	5,499	3,195	17,318	6,189
Salaries and benefits	15,672	15,034	69,540	41,736
General and administrative	8,818	4,223	26,445	11,152
Professional fees	4,415	1,218	11,118	4,188
Depreciation and amortization	4,459	3,300	14,159	7,492

Total Expenses	59,070	39,303	208,464	115,285

Net gains (losses) on sales and derivatives, impairments and valuation allowances, income tax (expense) benefit, net income (expense) allocable to minority interest and net losses from equity investments in partnerships	1,328	(8,566)	5,495	(8,225)

Net Income from continuing operations	5,385	10,541	15,437	47,975
Discontinued operations	215	—	11,080	25,748
Cumulative effect of a change in accounting principle	—	(1,228)	520	(1,228)

Net income	$5,600	$9,313	$27,037	$72,495

Reconciliation to Adjusted Earnings

Adjustments to exclude the impact of the consolidation of certain tax credit equity funds and the financing accounting related to guaranteed tax credit equity funds	16,243	4,773	34,107	1,147

Adjusted Earnings	$21,843	$14,086	$61,144	$73,642

Reconciliation from GAAP to CAD

Net income	$5,600	$9,313	$27,037	$72,495

Fees deferred for GAAP purposes	(526)	2,650	15,507	6,940
Non-cash Items	361	2,518	7,014	(9,129)
Adjustments for investments in partnerships	736	(235)	7,400	7,351
Adjustments to income due to consolidation of tax credit funds	16,243	4,775	34,107	1,147
Carrying bases	(215)	—	(9,347)	(14,955)

Cash Available for Distribution (CAD)	$22,199	$19,021	$81,718	$63,849

About the Company

MuniMae and its subsidiaries provide debt and equity financing to developers of multifamily housing and other real estate investments. As of December 31, 2004, assets under management totaled $9.7 billion secured by 2,223 properties containing 244,658 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release contains statements that are forward looking in nature and reflect management’s current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC or any other entity.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.

www.munimae.com

CONTACT: Municipal Mortgage & Equity, LLC
Investor Relations:
Angela Richardson, 888-788-3863

     SOURCE: Municipal Mortgage & Equity, LLC